Exhibit 7.1

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants Valuation Analyst Advisors

April 14, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs:

We have read Item 4.02 of the Findex.com, Inc. Form 8-K dated April 7, 2015, and are in agreement with the statements contained therein.

Yours truly,

/s/ D. Brooks and Associates, CPA’s, P.A.

D. Brooks and Associates, CPA’s, P.A.

D. Brooks and Associates CPA’s, P.A. 319 Clematis Street, Suite 318 West Palm Beach, FL 33401 – (561) 429-6225